Exhibit 99(d)
CONSENT OF J.P. MORGAN SECURITIES INC.
     We hereby consent to (i) the inclusion of our opinion letter dated July 15, 2008 to the Board of Directors of Cleveland-Cliffs Inc (the “Company”) included as Annex C to the Proxy Statement/Prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger between a wholly-owned subsidiary of the Company and Alpha Natural Resources Inc., and (ii) the references to such opinion in such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/s/ J.P. Morgan Securities Inc.

September 22, 2008